Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-89292 and 333-139274 on Form S-8 of our report, relating to the consolidated financial statements of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A. and the effectiveness of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A.’s internal control over financial reporting dated April 3, 2012, appearing in this Annual Report on Form 20-F of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A. for the year ended December 31, 2011.

Diegem, Belgium

April 3, 2012

The statutory auditor

/s/ Michel Denayer

DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises

BV o.v.v.e. CVBA / SC s.f.d. SCRL

Represented by Michel Denayer